Exhibit 99.1

BioDelivery Sciences Announces Completion of Recruitment in

BEMA Buprenorphine Phase 3 Chronic Pain Study

Reporting of top-line efficacy results remains on target for third-quarter 2011

RALEIGH, N.C., April 5, 2011 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced today completion of enrollment in its Phase 3 clinical trial assessing the efficacy and safety of BEMA Buprenorphine for the treatment of moderate to severe chronic pain.

“The completion of enrollment in our Phase 3 efficacy study marks another very important milestone in our clinical development program for BEMA Buprenorphine in the management of chronic pain,” stated Dr. Andrew Finn, Executive Vice President of Product Development at BDSI. “We are very pleased to have achieved our aggressive recruitment and enrollment goals. This milestone keeps us on target for reporting top-line study results in the third quarter of this year and is consistent with a timeline that would allow for a New Drug Application (NDA) to be filed in the second quarter of 2012.”

BDSI believes that there remains a significant unmet medical need for potent new analgesics for the treatment of chronic pain. The company believes that buprenorphine is an attractive option for development because of its potent analgesic properties, its differentiating characteristics from other opioids and its DEA Schedule III designation, which means there is less addiction potential than Schedule II products. In addition, BEMA Buprenorphine has the potential to be the first oral transmucosal form of buprenorphine to treat chronic pain in the U.S. According to Wolters Kluwer, opioid analgesic sales in the U.S. are in excess of $10 billion and growing, and BDSI believes that BEMA Buprenorphine has the potential to exceed $500 million in peak annual sales.

Additional Information on Phase 3 Study Design (BUP-301)

This Phase 3 trial of BEMA Buprenorphine (referred to as BUP-301) is an “enriched” enrollment, double-blind, placebo-controlled, randomized withdrawal study measuring the efficacy and safety of BEMA Buprenorphine in patients with moderate to severe chronic pain. Patients meeting the designated study criteria undergo titration with BEMA Buprenorphine to a dose that is both effective and well-tolerated. Those patients who identify an effective and well tolerated dose are then randomized to either continue their BEMA Buprenorphine dose or begin use of a placebo (BEMA film with no active drug) for twelve weeks. The primary efficacy measure is the mean change in pain intensity from the time patients are randomized (to BEMA Buprenorphine or placebo) through to the end of the twelve week study period. The study design described has been utilized for a number of the opioid analgesics approved by the FDA in recent years. The study design includes an interim analysis to confirm the number of patients needed for adequate statistical power. This interim analysis is part of the study design agreed upon with FDA and is included solely to provide assurance that the sample size is adequate to detect the effect difference between the active and placebo treatments.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron) and migraine (BEMA “Triptan”). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the time for completion and results of the Phase 3 study of BEMA Buprenorphine) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publically update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contact

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com